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                                                                   Exhibit 10.35

                          RAVISENT TECHNOLOGIES INC.

                             Employment Agreement

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is dated as of the sixth day of August 2001, and is by and between RAVISENT Technologies Inc., a Delaware corporation and its wholly owned subsidiary RAVISENT Operating Company, Inc. (hereinafter\\2\\, collectively, the "Company"), and Robert M. Russell, Jr. with an address at c/o Brenner, Saltzman & Wallman llp, 271 Whitney Avenue, New Haven, Connecticut 06511, Attention: Samuel M. Hurwitz, Esq. (hereinafter "Employee").

                              W I T N E S S E T H

          WHEREAS:

               A. Company wishes to retain the services of Employee to render services for and on behalf of Company, in accordance with the following terms, conditions and provisions; and

               B. Employee wishes to perform such services for and on behalf of Company, in accordance with the following terms, conditions and provisions; and

               C. The Company is currently in the process of acquiring eMation, Ltd., as a means to accelerate the Company's entry into the pervasive computing market and anticipates that such acquisition (the "eMation Transaction") will be completed prior to December 31, 2001.

          NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained the parties hereto intending to be legally bound hereby agree as follows:

          I.   EMPLOYMENT.  Company hereby employs Employee and Employee accepts
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such employment and shall perform his duties and the responsibilities provided for herein in accordance with the terms and conditions of this Agreement.

          II.  EMPLOYMENT STATUS. Employee shall at all times be Company's
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employee subject to the terms and conditions of this Agreement.

          III. TITLE AND DUTIES. Company agrees to employ Employee and Employee
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accepts such employment as a full time employee and agrees as per the terms and conditions of this agreement to serve as and have the title of Chief Executive Officer and Chairman of the Board reporting to the Board of Directors and perform diligently, faithfully, and to the best of his ability, duties as reasonably assigned and instructions given by the Company's Board of Directors.

          As of the date of this Agreement, the Board members are as follows:

               Frank Wilde, Paul A. Vais, Frederick J. Beste III, Walter L. Threadgrill and Robert M. Russell, Jr.
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          Post closing of the eMation Transaction, the Company anticipates that the Board members will be as follows for their individual terms of service as set forth in the Company's Bylaws:

               Frank Wilde, Walter L. Threadgill, Robert M. Chefitz, Dale Calder, Evangelos Simoudis and Robert M. Russell, Jr.

          IV. TERM OF SERVICES. The initial term of this Agreement is for a period commencing on August6, 2001 and ending on August 31, 2004, subject to paragraph IV Termination of this Agreement. The Agreement shall renew
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automatically for one-year terms unless either party notifies the other of its determination not to renew at least 90 days prior to expiration.

          V.   BASE COMPENSATION. Employee's base salary for rendered services
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for the initial term of this Agreement shall be three hundred thirty thousand dollars ($330,000), an annual amount payable in accordance with Company's payroll procedures and policies as implemented during the term of this Agreement. All reference to payments in this Agreement are in U.S. dollars.

          VI.  ADDITIONAL COMPENSATION. During the term of this Agreement, the
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Company and its Board of Directors shall have complete discretion to grant
Employee a bonus, or any other specific additional compensation packages proposed for payment or for vesting to Employee.

          VII. EMPLOYER PERQUISITES. Employee shall be entitled to and shall
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receive all employer perquisites as would normally be granted to employees of
Company. Such perquisites to include the following, at the Company's cost, through the entire term of this Agreement:

               1.                  Health insurance for Employee and his spouse
                    and children under terms and conditions substantially similar to those provided to Employee by Thomson Learning. Additionally, Life insurance in the amount of three times Employee's then-applicable base salary; Long term disability insurance in the amount of 75% of Employee's then-applicable base salary; and Short term disability in the amount of 100% of Employee's then-applicable base salary (payable after 90 days of disability). Company agrees to use best efforts to establish a deferred compensation plan for key executives in the Company;

               2.                  A quarterly performance bonuses of $25,000
                    per calendar quarter ($100,000 annually), payable within thirty (30) days after the end of each calendar quarter, based on Company performance during such quarter against targets to be agreed upon in advance by Employee and the Company; provided, however, that such quarterly bonus for the period September 1, 2001 through and including

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                    December 31, 2002 shall be guaranteed. Such bonus shall be prorated for the period of September 1, 2001 to September 30, 2001;

               3.                  An additional annual bonus of $100,000 for
                    exceeding 2001 end of year gross revenue (including eMation revenues, assuming the eMation Transaction closes) of $12.4 million, payable by no later than February 15, 2002. Such bonus shall be prorated for actual days Employee was employed by Company during 2001. For each year of the Agreement thereafter, a $100,000 bonus per year for exceeding end of year revenue targets that shall be mutually agreed upon by the Company and Employee;

               4.                  An additional bonus equal to 0.5% of the
                    amount by which the Company's gross revenue (including eMation revenues, assuming the eMation Transaction closes) exceeds $12.4 million for 2001, payable by no later than February 15, 2002. For each year of the Agreement thereafter, an additional bonus per year equal to 0.5% of the amount by which the Company's gross revenue exceeds a certain end of year revenue target. Each end of year target shall be mutually agreed upon by the Company and Employee from year to year;

               5.                  In addition to the bonus set forth in
                    subsection 4 above, a bonus equal to 0.5% of the amount by which the Company's gross revenue (including eMation revenues, assuming the eMation Transaction closes) exceeds $14 million for 2001, payable by no later than February 15, 2002. For each year of the Agreement thereafter, an additional bonus per year equal to 0.5% of the amount by which the Company's gross revenue exceeds a certain revenue target that shall be higher than the annual revenue target that will be set in accordance with subsection 4 above and shall be mutually agreed upon by the Company and Employee;

               6.                  Four weeks paid vacation pursuant to
                    Company's stated policy;

               7.                  Paid holidays pursuant to Company's stated
                    policy;

               8.                  A $36,000 annual education allowance for
                    Employee's professional development;

               9.                  300,000 stock options (grant effective as of
                    the date hereof) under the Ravisent Technologies Inc. 1999 Stock Incentive Plan (the "Plan"), subject to RAVISENT's standard vesting schedule. Such options will be and remain Incentive Stock Options, to the extent permissible by law and the Plan and shall have a term of ten

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                    (10) years from the date of grant thereof (irrespective of employment termination);

               10.                 Upon commencement of employment, the
                    following grants of options to purchase shares of Company's common stock: 1) 100,000 non-qualified stock options with a strike price of one-cent ($0.01), vesting at 1/24 per month commencing on the date hereof; 2) 110,000 non-qualified stock options with a strike price of one-cent ($0.01) with a vesting schedule of 1/24 per month commencing on the first anniversary of employment; and 3) 121,000 non-qualified stock options with a strike price of one-cent ($0.01) with a vesting schedule of 1/12 per month commencing on the second anniversary of employment. Such options shall have a term of ten (10) years from the grant date. In accordance with the Company's current accounting policies, the Company will not report income to Employee in respect of such options until Employee exercises such options;

               11.                 $950 monthly car allowance;

               12.                 Company paid tax and financial services not
                    to exceed $5,000 per year;

               13.                 Such benefits as the Company generally makes
                    available to its employees at the executive officer level.

All such perquisites shall be provided to Employee in addition to any amounts earned under Sections V and VI hereof. Any payments or benefits payable to Employee in connection with any such perquisites in respect of any calendar year (or quarter) during which Employee is employed by the Company for less than the entire year (or quarter, as the case may be) shall be pro-rated in accordance with the number of days during such calendar year Employee was employed.
Amounts payable based on Company performance shall be determined with reference to Company performance through and including the last day on which Employee was employed hereunder (annual targets to be pro-rated).

          VIII. EXTENT OF SERVICES. Employee shall devote his entire business
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time, attention, and energies to the business of Company, but this shall not be construed as preventing Employee from (i) investing his assets in the future as a passive investor in such form or manner as he sees fit or (ii) serving on the board of directors or board of trustees or in any similar capacity of any publicly or privately-held company or not-for-profit organization, so long as, in either case, the organization in question is not competitive with the Company and provided that any services required of Employee do not materially interfere (either singly or in the aggregate) with Employee's duties to the Company.

          IX.   TERMINATION.
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                1.  A termination for "Cause" shall mean a termination for any of the following reasons: (i) Employee's substantial and willful refusal or failure to materially perform the duties of his position, if such refusal continues and is not remedied by Employee within thirty

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(30) days after receipt of a written warning from the Company's Board of
Directors, which warning specifies the manner in which the Company believes Employee has refused or otherwise failed to discharge such duties; (ii) Employee engaged in misconduct materially injurious to the Company, if such conduct continues and is not remedied by Employee within thirty (30) days after receipt of a written warning from the Company's Board of Directors, which warning specifies the nature of the conduct in question; (iii) Employee is convicted of a felony, or pleads guilty to, a crime that has or is likely to have a material detrimental effect on the business or reputation of the Company; (iv) Employee commits an act of fraud against, or misappropriates property belonging to, Company; or (v) Employee commits a material breach of the Non-Competition and Confidentiality Agreement between Employee and Company entered into simultaneously herewith (the "Non-Competition Agreement"). The Company will provide written notice of termination in the case of any termination for Cause, which notice shall consist of a written resolution, duly adopted by not less than three-fourths of the entire Board of Directors (other than Employee) after notice to Employee and a reasonable opportunity for Employee, together with his attorney, to be heard before the Board prior to such vote, finding that in the good faith opinion of the Board, Employee was guilty of the conduct set forth in this Section IX(1).

               2. "Involuntary Termination" shall mean Employee's termination which occurs by reason of: (i) Employee's involuntary dismissal or discharge by the Company other than for Cause; (ii) the Company's determination not to renew this Agreement for an additional term, or (iii) Employee's voluntary resignation following (A) a material reduction in Employee's duties or responsibilities (including the failure to elect or re-elect Employee as the Chief Executive Officer and Chairman of the Board of Directors), (B) a reduction in his level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs), (C) the assignment to Employee of duties materially inconsistent with Employee's position, duties, responsibilities, titles and offices as set forth in Section III hereof, (D) a relocation of Employee's place of employment by the Company without the individual's consent, (E) job abolishment, mutually agreed upon separation or position elimination due to liquidation or dissolution of the Company, or (F) acquisition of the Company whereby the Company is controlled by an acquirer, merger, acquisition of control of the Company by a single investor or related group (or group acting in concert), or sale of assets.

               3. It is understood and agreed that this is a personal services contract, and that Company shall have the right to terminate this agreement on ten (10) days notice to Employee, if appropriate, in the event of the disability or death of Employee, which would otherwise prevent him from performing his duties. For purpose of this provision, "disability" shall be defined in accordance with the definition of "disability" as contained in Company's disability insurance policy and shall be determined by the Board of Directors in good faith.

               4.   In the event: (a) of Employee's Involuntary Termination, or
(b) Employee's employment is terminated as a result of his death or disability (as provided in paragraph 3 above), then, in addition to the payment of all amounts earned by Employee as of the date of termination, Company will pay the amounts due to Employee as salary, bonuses and other perquisites described in
Section VII and continue coverage under Employee's benefit plans under this Agreement (collectively, "Severance Benefits") for the remaining term of this

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Agreement or one year, whichever is longer (the "Severance Period") and all of
Employee's stock options will immediately vest and become exercisable. For purposes of Severance Benefits, bonuses payable to Employee shall be equal to the highest bonuses earned by Employee prior to termination; provided that if no quarterly bonus is earned under Section VII (2) for any period after January 1, 2003, then no bonus shall be payable as Severance Benefits in respect of Section VII (2). Company shall make such payment no later than the next regular Company pay period. However, if Employee terminates his employment during the initial term of this Agreement, then Employee receives all amounts earned by Employee prior to the date of termination but no further benefits. Upon any employment termination, Employee's options shall remain exercisable for their full ten-year terms; however, any options qualifying for incentive stock option treatment under the Internal Revenue Code shall lose such beneficial treatment if Employee exercises such options at any time after ninety (90) days from his termination date.

               5. Employee shall have the right to terminate this Agreement on ten (10) day's written notice in the event that the eMation Transaction fails to close on or prior to December 31, 2001. If Employee does not exercise such right by February 28, 2002, such right shall terminate. In such event, the Company shall pay Employee Severance Benefits and provide such other benefits as would be applicable had the Employee's employment terminated as a result of an Involuntary Termination, except that the Severance Period for determining the amount of Severance Benefits and the period for maintaining Employee's benefits shall be six (6) months.

               6. In the event that the Company fails to timely pay any amount due hereunder in connection with a termination of Employee's employment, Employee shall, upon ten (10) days' written notice to the Company, be relieved of any restrictions on Employee's ability to compete with the Company contained in the Non-Competition Agreement. The relief of such restrictions shall be in addition to, and not in substitution for, any other remedies Employee may have against the Company at law or in equity.

          X.   NO OBLIGATION TO MITIGATE DAMAGES.  Employee shall not be
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required to mitigate damages or the amount of any payment provided for under this Agreement, by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in any respect against any claims which the Company may have against Employee.

          XI.  INDEMNIFICATION.  In accordance with Delaware law, the Company
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shall (a) indemnify, hold harmless, and defend Employee against all claims, damages, losses and expenses (including attorneys' fees and costs) arising out of or resulting from Employee's performance of the duties covered by this Agreement, to the full extent that the Company indemnifies its other senior executives and directors, and (b) pay all reasonable expenses and attorneys' fees and costs that Employee incurs in connection with or relating to the matters for which Employee is indemnified under this Section, to the full extent of the indemnity set forth above, unless the applicable adjudicating body determines Employee is ineligible for indemnification, in which case Employee must reimburse the Company for all such fees, expenses and costs.

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          XII.   ATTORNEY'S FEES.  The Company shall reimburse Employee for
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Employee's reasonable legal fees and costs incurred in connection with the negotiation, execution and delivery of this Agreement and the other agreements referred to herein, but in no event for an amount to exceed ten thousand dollars ($10,000).

          XIII.  NO CONFLICT.  Employee represents and warrants to Company that
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he is not a party to or otherwise bound by any other employment or services that may, in any way, restrict his right or ability to enter into this agreement or otherwise be employed by Company.

          XIV.   NOTICES. Any written notice required to be given pursuant to
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this Agreement shall be delivered by certified or registered U.S. Mail to the parties at their respective addresses for notice set forth on the first page hereof. A party may change its address for notice hereunder by giving notice thereof to the other party in accordance with this paragraph.

          XV.    JURISDICTION AND DISPUTES.  This Agreement shall be governed by
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the laws of the Commonwealth of Massachusetts.  The parties agree to binding arbitration in accordance with the policies of the American Arbitration Association. The substantially prevailing party in any such dispute shall have the right to recover such party's reasonable attorneys' fees and costs in prosecuting such dispute.

          XVI.   AGREEMENT BINDING ON SUCCESSORS. This Agreement shall be
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binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, and permitted successors and assigns. In the event of Employee's death or a judicial determination of his incompetence, references in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. If Employee should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.

          XVII.  WAIVER. No waiver by either party of any default shall be
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deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

          XVIII. SEVERABILITY. If any provision hereof is held invalid or
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unenforceable by court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from the Agreement.

          XIX.   ASSIGNABILITY. This Agreement and the rights and obligations
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thereunder are personal with respect to Employee and may not be assigned by any action of Employee or by operation of law. Company shall, however, have the right to assign this Agreement to a successor in interest to the business or assets of Company or to any affiliate of Company, provided, however, that no such assignment shall relieve the Company of liability hereunder.

          XX.    INTEGRATION. The Non Competition Agreement is incorporated here
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by reference.  This Agreement, together with the Non- Competition Agreement, constitute the entire understanding of the parties and are intended as the final expression of their agreement. They shall not be modified or amended except in writing signed by the parties thereto and

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specifically referring to this
Agreement. This Agreement, together with the Non- Competition Agreement shall take precedence over any other documents that may be in conflict therewith.

          IN WITNESS WHEREOF, Company and Employee confirm the foregoing accurately sets forth the parties' respective rights and obligations and agrees to be bound by having the evidenced signature affixed thereto.

RAVISENT TECHNOLOGIES INC.



By: /s/ Frank Wilde                        /s/ Robert M. Russell, Jr.
   -------------------------------        -------------------------------
Name:  Frank Wilde                         Robert M. Russell, Jr.
       ---------------------------
Title: CEO & President
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Date: August 15, 2001                    Date: August 15, 2001
     --------------------------               --------------------------

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                            FIRST AMENDMENT TO THE
                      EMPLOYMENT AGREEMENT BY AND BETWEEN
                    RAVISENT TECHNOLOGIES INC. ("RAVISENT")
                                      AND
                      ROBERT M. RUSSELL JR. ("EMPLOYEE")

      This is an amendment ("Amendment") to the employment agreement by and between RAVISENT and Employee dated August 6, 2001 ("Agreement") shall be effective as of August 6, 2001.

      In consideration of the mutual promises set forth herein, and intending to be legally bound, the parties agree as follows:

      1. Initial capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

      2. The parties hereby agree that this Amendment modifies the Agreement, where applicable, to the extent of and under the terms as set forth below:

           a. The Company may, on or prior to January 6, 2002, provide Employee with written notice of its desire to terminate Employee's employment other than for Cause and, provided that the parties mutually agree, Employee's employment shall terminate on February 6, 2002. In such event, then, in addition to the payment of all amounts earned by Employee as of the date of termination, the Company will pay Employee Severance Benefits and provide such other benefits as would be applicable had the Employee's employment terminated as a result of an Involuntary Termination, except that (I) the Severance Period for determining the amount of Severance Benefits and the period for maintaining Employee's benefits shall be one (1) year, and (II) the accelerated vesting of stock options shall be limited to those options which would have vested on or prior to February 6, 2002;

           b. If the parties have not mutually agreed to terminate Employee's employment as provided above, on February 6, 2002 (the "Anniversary Date"), the following shall occur

                 (i) One hundred thousand (100,000) options to purchase common stock of the Company with a strike price of $.01 granted to Employee under the Plan on August 6, 2001 which, by their terms, would have vested during the period February 6, 2002 to August 6, 2003 shall become vested and immediately exercisable; and

                 (ii) The Company shall grant to Employee one hundred thousand (100,000) options under the Plan to purchase common stock of the Company with a strike price equal to the fair market value of the common stock on the Anniversary Date, determined in accordance with the Plan, such options to otherwise have terms and conditions consistent with incentive stock options granted to Employee under the Agreement.

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2.     Except as expressly set forth in this Amendment to the contrary, all terms and conditions set forth in the Agreement remain in full force and effect, and such terms and conditions are incorporated herein by this reference.


RAVISENT Technologies Inc.

By: /s/ Francis E. Wilde                              /s/ Robert M. Russell Jr.
    -----------------------------                     --------------------------
    Francis E. Wilde                                  Robert M. Russell Jr.
    CEO and President

Date: August 15, 2001                                 Date: August 15, 2001
      ---------------------------                           --------------------

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